Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

LAZY DAYS’ R.V. CENTER, INC.
(Adopted August 6, 2002)

ARTICLE I.  SHAREHOLDERS

Section 1.  Annual Meeting.  The annual meeting of the shareholders of the Corporation for the election of directors and the transaction of other business shall be held on the date and at the time and place that the board of directors determines.  If any annual meeting is not held, by oversight or otherwise, a special meeting shall be held as soon as practical, and any business transacted or election held at that meeting shall be as valid as if transacted or held at the annual meeting.

Section 2.  Special Meetings.  Special meetings of the shareholders for any purpose shall be held when called by the president or the board of directors, or when demanded in writing by the holders of not less than ten percent of all the shares entitled to vote at the meeting.  Such demand must be delivered to the Corporation’s secretary.  A meeting demanded by shareholders shall be called for a date not less than ten nor more than sixty days after the request is made.  The secretary shall issue the call for the meeting, unless the president, the board of directors or shareholders requesting the meeting designate another person to do so.  The shareholders at a special meeting may transact only business that is related to the purposes stated in the notice of the special meeting.

Section 3.  Place.  Meetings of shareholders may be held either within or outside the State of Florida.

Section 4.  Notice.  Notice of each meeting of shareholders, stating the place, day and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at the meeting, not less than ten nor more than sixty days before the date set for the meeting, either personally or in writing.  Notices in writing may be delivered via facsimile, e-mail or other electronic transmission, or by first-class mail, by or at the direction of the president, the secretary or the officer or other persons calling the meeting.  If by facsimile, e-mail or other electronic delivery, the notice shall be considered delivered when electronically transmitted to the shareholder at the facsimile number or e-mail or other electronic address prescribed by the shareholder.  If mailed, the notice shall be considered delivered when it is deposited in the United States mail, postage prepaid, addressed to the shareholder at his address as it appears on the records of the Corporation.

Section 5.  Waivers of Notice.  Whenever any notice is required to be given to any shareholder of the Corporation under these bylaws, the articles of incorporation, or the Florida Business Corporation Act, a written waiver of notice, signed anytime by the person entitled to notice, shall be equivalent to giving notice.  Attendance by a shareholder entitled to vote at a meeting, in person or by proxy, shall constitute a waiver of (a) notice of the meeting, except when the shareholder attends a meeting solely for the purpose, expressed at the beginning of the meeting, of objecting to the transaction of any business because the meeting is not lawfully called or convened, and (b) an objection to consideration of a particular matter at the meeting that is not within the purpose of the meeting unless the shareholder objects to considering the matter when it is presented.

Section 6.  Record Date.  For the purpose of determining the shareholders for any purpose, the board of directors may either require the stock transfer books to be closed for up to seventy days or fix a record date, which shall be not more than seventy days before the date on which the action requiring the determination is to be taken.  However, a record date shall not precede the date upon which the resolution fixing the record date is adopted.  If the transfer books are not closed and no record date is set by the board of directors, the record date shall be determined as follows:  For determining shareholders entitled to demand a special meeting, the record date is the date the first such demand is delivered to the Corporation; For determining shareholders entitled to a share dividend, the record date is the date the board of directors authorizes the dividend; If no prior action is required by the board of directors pursuant to the Florida Business Corporation Act, the record date for determining shareholders entitled to take action without a meeting is the date the first signed written consent is delivered to the Corporation; If prior action is required by the board of directors pursuant to the Florida Business Corporation Act, the record date for determining shareholders entitled to take action without a meeting is at the close of business on the day that the board of directors adopts a resolution taking such prior action; and For determining shareholders entitled to notice of and to vote at an annual or special shareholders meeting, the record date is as of the close of business on the day before the first notice is delivered to the shareholders.  When a determination of the shareholders entitled to vote at any meeting has been made, that determination shall apply to any adjournment of the meeting, unless the board of directors fixes a new record date.  The board of directors shall fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 7.  Shareholder’s List for Meeting.  A complete alphabetical list of the names of the shareholders entitled to receive notice of and to vote at the meeting shall be prepared by the secretary or other authorized agent having charge of the stock transfer book.  The list shall be arranged by voting group and include each shareholder’s address, and the number, series and class of shares held.  The list must be made available at least ten days before and throughout each meeting of shareholders, or such shorter time as exists between the record date and the meeting.  The list must be made available at the Corporation’s principal office, registered agent’s office, transfer agent’s office or at a place identified in the meeting notice in the city where the meeting will be held.  Any shareholder, his agent or attorney, upon written demand and at his own expense, may inspect the list during regular business hours.  The list shall be available at the meeting and any shareholder, his agent or attorney is entitled to inspect the list at any time during the meeting or its adjournment.

If the requirements of this section have not been substantially complied with, the meeting, on the demand of any shareholder in person or by proxy, shall be adjourned until the requirements of this section are met.  If no demand for adjournment is made, failure to comply with the requirements of this section does not affect the validity of any action taken at the meeting.

Section 8.  Shareholder Quorum and Voting.  A majority of the shares of each voting group entitled to vote, represented in person (whether by video conferencing or telephone) or by proxy, constitutes a quorum at a meeting of shareholders.  If a quorum is present, the affirmative vote of a majority of the shares of each voting group entitled to vote on the matter is the act of the shareholders unless otherwise provided by law.  A shareholder may vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney-in-fact.  After a quorum has been established at a shareholders’ meeting, a withdrawal of shareholders that reduces the number of shareholders entitled to vote at the meeting below the number required for a quorum does not affect the validity of an adjournment of the meeting or an action taken at the meeting prior to the shareholders’ withdrawal.  Presence at a meeting for the purposes of determining a quorum and voting may be in person (which shall include presence by electronic means such as video conferencing, telephone or any other electronic media wherein all shareholders participating may simultaneously hear each other) or by proxy.

Authorized but unissued shares, including those redeemed or otherwise reacquired by the Corporation, and shares of stock of the Corporation owned by another corporation or other entity the majority of the voting stock or interests of which is owned or controlled by the Corporation, directly or indirectly, at any meeting shall not be counted in determining the total number of outstanding shares at any time.  The chairman of the board, the president, any vice president, the secretary and the treasurer of a corporate shareholder are presumed to possess, in that order, authority to vote shares standing in the name of a corporate shareholder, absent a bylaw or other instrument of the corporate shareholder designating some other officer, agent, or proxy to vote the shares.  Shares held by an administrator, executor, guardian or conservator may be voted by him without a transfer of the shares into his name.  A trustee may vote shares standing in his name, but no trustee may vote shares that are not transferred into his name.  If he is authorized to do so by an appropriate order of the court by which he was appointed, a receiver may vote shares standing in his name or held by or under his control, without transferring the shares into his name.  A shareholder whose shares are pledged may vote the shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the shares unless the instrument creating the pledge provides otherwise.

Section 9.  Information by Shareholders.  Any action required to be taken at a meeting of the shareholders may be taken without a meeting without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted.  The written consent may be signed in multiple counterparts.  The signed consent must be delivered to the Corporation’s principal office, the corporate secretary or any other officer or agent having custody of the book in which proceedings of the meetings of the shareholders are recorded.  Notice must be given to those shareholders who have not consented in writing or who are not entitled to vote on the action within ten (10) days of obtaining such written authorization as required by law.

Section 10.  Ratification of Acts of Directors and Officers.  Except as otherwise provided by law or by the Articles of Incorporation, any transaction or contract or act of the

Corporation or its directors or officers may be ratified by the affirmative vote of the number of shares of each voting group which would have been necessary to approve such transaction, contract or act at a meeting of shareholders or by written consent of the shareholders in lieu of meeting.

ARTICLE II.  DIRECTORS

Section 1.  Function.  The business of the Corporation shall be managed and its corporate powers exercised by the board of directors.

Section 2.  Number.  The board of directors of the Corporation shall consist of not less than one member.  The number of directors may be increased or diminished from time to time by action of the board of directors or shareholders, but no decrease shall have the effect of shortening the term of any incumbent director, unless the shareholders remove the director.

Section 3.  Qualification.  Each member of the board of directors must be a natural person who is eighteen years of age or older.  A director need not be a resident of Florida or a shareholder of the Corporation.

Section 4.  Election and Term.  At the annual meeting of shareholders, the shareholders shall elect directors to hold office until the next succeeding annual meeting.  Each director shall hold office for the term for which he is elected and until his successor is elected and qualified or until his earlier resignation, removal from office or death.

Section 5.  Compensation.  The board directors has authority to fix the compensation of the directors, as directors and, as applicable, as officers.

Section 6.  Duties of Directors.  A director shall perform his duties as a director, including his duties as a member of any committee of the board upon which he serves, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation.

Section 7.  Presumption of Assent.  A director of the Corporation who is present at a meeting of the board of directors or a committee of the board of directors when corporate action is taken is presumed to have assented to action unless he votes against it or expressly abstains from voting on the action taken, or he objects at the beginning of the meeting to the holding of the meeting or transacting specific business at the meeting.

Section 8.  Vacancies.  Unless filled by the shareholders, any vacancy occurring in the board of directors, including any vacancy created because of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even if the number of remaining directors does not constitute a quorum of the board of directors.  A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders.

Section 9.  Removal or Resignation of Directors.  At a meeting of shareholders called for that purpose, the shareholders, by a vote of the holders of a majority of the shares entitled to vote at an election of directors, may remove any director, or the entire board of directors, with or without cause, and fill any vacancy or vacancies created by the removal.

A director may resign at any time by delivering, by U.S. mail, overnight courier, facsimile, e-mail or other electronic transmission, written notice to the board of directors or its chairman or the Corporation.  A resignation is effective when the notice is delivered unless the notice specifies later effective date.  If a resignation is made effective at a later date, the board of directors may fill the pending vacancy before the effective date if the board of directors provides that the successor does not take office until the effective date.

Section 10.  Quorum and Voting.  A majority of the board of directors constitutes a quorum for the transaction of business.  The act of the majority of the directors at a meeting at which a quorum is present (whether by telephone or conference) is the act of the board of directors.  Presence at a meeting for the purposes of determining a quorum and voting shall be in person (which shall include presence by electronic means such as video conferencing, telephone or any other electronic media wherein all directors participating may simultaneously hear each other).

Section 11.  Place of Meetings.  Regular and special meetings by the board of directors may be held within or outside the State of Florida.

Section 12.  Regular Meetings.  A regular meeting of the board of directors shall be held without notice, other than this bylaw, immediately after and at the same place as the annual meeting of shareholders.  The board of directors may provide, by resolution, the time and place for the holding of additional regular meetings without notice other than the resolution.

Section 13.  Special Meetings.  Special meetings of the board of directors may be called by or at the request of the president or any director.

Section 14.  Notice of Meetings.  Written notice of the time and place of special meetings of the board of directors shall be given to each director by either personal delivery or by first class United States mail, telecopy, e-mail or other electronic transmission, or overnight delivery service at least two days before the meeting.  Notice of a meeting of the board of directors need not be given to any director who signs a waiver of notice either before or after the meeting.  Attendance of a director at a meeting constitutes a waiver of notice of the meeting and all objections to the time and place of the meeting, or the manner in which it has been called or convened, except when the director states, at the beginning of the meeting, or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of the meeting.

A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the board of directors to another time and place.  Notice of any adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

Section 15.  Informal Action of Directors.  Unless specifically prohibited by the Articles of Incorporation, any action which may be taken by the board of directors may be taken without a meeting if all of the members of the board of directors, consent thereto in writing or by electronic transmission.  Such consent may be signed in multiple counterparts and must be filed with the minutes of proceedings of the board of directors.

ARTICLE III.  OFFICERS

Section 1.  Officers, Election and Term of Office.  The officers of the Corporation shall consist of a president and may include a secretary, a treasurer, one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers.  The officers shall be elected annually by the board of directors following the annual meeting of the shareholders each year.  The board from time to time may elect or appoint other officers, assistant officers and agents, who shall have the authority and perform the duties prescribed by the board.  An elected or duly appointed officer may, in turn, appoint one or more officers or assistant officers, unless the board of directors disapproves or rejects the appointment.  All officers shall hold until their successors have been appointed and have qualified or until their earlier resignation, removal from office or death.  One person may simultaneously hold any two or more offices.  The failure to elect a president, secretary or treasurer shall not affect the existence of the Corporation.

Section 2.  President.  The president shall be the chief executive officer of the Corporation, is responsible for and shall have the authority to direct the general and active management of the business and affairs of the Corporation, has the power to sign certificates of stock, bonds, deeds and contracts for the Corporation, and shall preside at all meetings of the shareholders and board of directors.

Section 3.  Vice Presidents.  Each vice president shall have the powers and perform the duties prescribed by the board of directors or the president.  Unless the board otherwise provides, if the president is absent or unable to act, the vice president who has served in that capacity for the longest time and who is present and able to act shall perform all the duties and may exercise any of the powers of the president.  Any vice president may sign, with the secretary or assistant secretary, certificates for stock of the Corporation.

Section 4.  Secretary.  The secretary, if any, shall (a) keep the minutes of the proceedings of the shareholders and the board of directors in one or more books provided for that purpose, (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law, (c) maintain custody of the corporate records and the corporate seal, attest the signatures of officers who execute documents on behalf of the Corporation, authenticate records of the Corporation and assure that the seal is affixed to all documents of which execution on behalf of the Corporation under its seal is duly authorized, (d) keep a register of the post office address of each shareholder that shall be furnished to the secretary by the shareholder, (e) sign with the president, or a vice president, certificates for shares of stock of the Corporation, the issuance of which have been authorized by resolution of the board of directors, (f) have general charge of the stock transfer books of the Corporation, and (g) in general perform all duties incident to the office of secretary and other duties as from time to time may be prescribed by the president or the board of directors.

Section 5.  Treasurer.  The treasurer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation, (b) receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit monies in the name of the Corporation in the banks, trust companies or other depositaries as shall be selected by the board of directors, and (c) in general perform all the duties incident to the office of treasurer and other duties as from time to time may be assigned to him by the president or the board of directors.  If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in the sum and with the surety or sureties that the board of directors determines.

Section 6.  Removal of Officers.  An officer or agent elected or appointed by the board of directors or appointed by another officer may be removed by the board whenever in its judgment the removal of the officer or agent will serve the best interests of the Corporation.  Any officer or assistant officer, if appointed by another officer, may likewise be removed by such officer.  Removal shall be without prejudice to any contract rights of the person removed.  The appointment of any person as an officer, agent or employee of the Corporation does not create any contract rights.  The board of directors may fill a vacancy, however occurring, in any office.

Section 7.  Salaries.  The board of directors from time to time shall fix the salaries of the officers, and no officer shall be prevented from receiving his salary merely because he is also a director of the Corporation.

ARTICLE IV.  INDEMNIFICATION

Any person, his heirs or personal representative made, or threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, because he is or was a director or officer of the Corporation or serves or served any other corporation or other enterprise in any capacity at the request of the Corporation, shall be indemnified by the Corporation, and the Corporation may advance his related expenses, to the full extent permitted by Florida law.  In discharging his duty, any director or officer, when acting in good faith, may rely upon information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (a) one or more officers or employees of the Corporation whom the director, officer, employee or agent reasonably believes to be reliable and competent in the matters presented, (b) counsel, public accountants or other persons as to matters that the director, officer, employee or agent believes to be within that person’s professional or expert competence, or (c) in the case of a director, a committee of the board of directors upon which he does not serve, duly designated according to law, as to matters within its designated authority, if the director reasonably believes that the committee is competent.  The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which the person, his heirs or personal representatives may be entitled.  The Corporation may, upon the affirmative vote of a majority of its board of directors, purchase insurance for the purpose of indemnifying these persons.  The insurance may be for the benefit of all directors, officers or employees.

ARTICLE V.  STOCK CERTIFICATES

Section 1.  Issuance.  Shares may but need not be represented by certificates.  The board of directors may authorize the issuance of some or all of the shares of the Corporation of any or all of its classes or series without certificates.  If certificates are to be issued, the share must first be fully paid.

Section 2.  Form.  Certificates evidencing shares in the Corporation shall be signed by the president or a vice president and the secretary, assistant secretary or any other officer authorized by the board of directors, and may be sealed with the seal of the Corporation or a facsimile of the seal.  Unless the Corporation’s stock is registered pursuant to every applicable securities law, each certificate shall bear an appropriate legend restricting the transfer of the shares evidenced by that certificate.

Section 3.  Transfer of Shares.  Transfer of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of certificate for such shares.  Prior to due presentment of a certificate for shares for registration of transfer, the Corporation may treat a registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise have and exercise all of the rights and powers of an owner of shares.

Section 4.  Lost, Stolen, or Destroyed Certificates.  The Corporation may issue a new certificate in the place of any certificate previously issued if the shareholder of record (a) makes proof in affidavit form that the certificate has been lost, destroyed or wrongfully taken, (b) requests the issue of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim, (c) if requested by the Corporation, gives bond in the form that the Corporation directs, to indemnify the Corporation, the transfer agent and the registrar against any claim that may be made concerning the alleged loss, destruction or theft of a certificate, and (d) satisfies any other reasonable requirements imposed by the Corporation.

Section 5.  Restrictive Legend.  Every certificate evidencing shares that are restricted as to sale, disposition or other transfer shall bear a legend summarizing the restriction or stating that the Corporation will furnish to any shareholder, upon request and without charge, a full statement of the restriction.

ARTICLE VI.  DIVIDENDS

The board of directors from time to time may declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.

ARTICLE VII.  SEAL

The corporate seat shall have the name of the Corporation and the word ‘seal’ inscribed on it, and may be a facsimile, engraved, printed or impression seal.

ARTICLE VIII.  SHAREHOLDERS’ AGREEMENTS

In the event of any conflict between the provisions of these bylaws and any shareholders’ agreement entered into by the owners of all of the issued and outstanding shares of the Corporation’s capital stock or their predecessors in ownership, as among the shareholders, the provisions of such shareholders’ agreement shall take precedence.  Every certificate evidencing shares of the Corporation’s capital stock shall bear a legend making reference to the existence of such shareholders’ agreement.  This article may only be amended or repealed by a vote of the holders of a majority of the issued and outstanding shares entitled to vote on such amendment or repeal.

ARTICLE IX.  AMENDMENT

These bylaws may be repealed or amended, and additional bylaws may be adopted, by either a vote of a majority of the full board of directors or by a vote of the holders of a majority of the issued and outstanding shares entitled to vote, but the board of directors may not amend or repeal any bylaw adopted by the shareholders of the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.